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                                                                     EXHIBIT  ii

[INFORMATION RESOURCES INC LETTERHEAD]



                                 April 26, 1995



Mr. Gary M. Hill
4033 Ellington Avenue
Western Springs, Illinois  60558

Dear Gary:

    We are delighted that you have accepted our offer of employment. The purpose of this letter is to summarize our understanding of the terms to which we have agreed.

    You will be employed as Executive Vice President, Chief Financial Officer and Treasurer of Information Resources, Inc. (the "Company"). Your base salary will be $275,000 per year, reviewable annually by the Board of Directors. Your initial annual target bonus will be 30% of your base salary, subject to performance.

    You will enjoy all employee benefits and perquisites available generally to the other senior executive officers of the Company. These include health and welfare plans, life insurance, disability and retirement plans, 401(k) plans, holidays, personal leave, sick leave and vacation allowances (four weeks vacation per year). To cover any preexisting medical conditions, the Company will either indemnify you for uninsured costs or reimburse you for COBRA payments until such conditions are covered by the Company's Group Health Plan. The Company will also pay the initiation fee for your membership in one social club of your choice, up to 10% of your base salary. The Company will also pay the club's dues for as long as you are an executive officer of the Company.

    On the date of your acceptance of this employment arrangement, the Company will grant you 150,000 options under its Executive Stock Option Plan, to be evidenced by the Company's customary form of stock option agreement. Of those options, 50,000 will vest according to the Company's normal vesting schedule for such grants (i.e., one-third on the second anniversary of your employment, one-third on the third anniversary and one-third on the fourth anniversary). Of the remaining 100,000 options, one-third will vest on each of the first three anniversaries of the starting date of your employment.

    Should a "change of control" (defined as the sale of the Company, whether by merger or otherwise, or the acquisition of more than 25% of the Company's common stock by an acquirer, or group acting in concert) occur during your employment, the following will apply. If a change in control occurs before the second anniversary of your employment and you leave the Company within one year thereafter for any reason (other than for illegal or fraudulent conduct, i.e., "for cause"), your options (including any granted to you in the future) will continue to vest and become exercisable (until 30 days after the last options vest) in accordance with their vesting schedules notwithstanding the termination of your employment. If a change in control occurs after the second anniversary of your employment, all your unvested options will immediately vest and become exercisable.






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Mr. Gary Hill
Page 2


    Upon starting with the Company, you will be expected to execute a customary noncompetition and confidentiality agreement. Should your employment be terminated (including a reduction in responsibility or compensation, other than a reduction in compensation applicable to all executive officers of the Company) for any reason other than for cause, death or your voluntary resignation (except in case of resignation within one year following a change in control), you will continue for the next twelve months to receive all benefits and to be paid at a rate equal to 130% of your base salary then in effect. Also, any options that would otherwise vest in the succeeding 18 month period following such termination not otherwise vested pursuant to the above change in control provision will vest immediately. You will have one year thereafter to exercise your options.

    As you know, the Board is currently reviewing the appropriateness of formal employment agreements for senior management officials of the Company. As CFO, you will likely be asked to work with the Board's Compensation Committee in this regard. A more formal employment agreement may then be made available to you upon completion of the review, assuming the Board concludes as a matter of policy that such agreements will continue to be appropriate for the Company's senior management officials.

    Notwithstanding the foregoing, if any of the above provisions create unintended accounting effects, we will negotiate appropriate modification in good faith. Assuming this fairly states our understanding, please so indicate your concurrence by signing below. On behalf of the Company, the Board of Directors and our entire senior management team, we express our great pleasure at your arrival and look forward to a long term and mutually rewarding professional relationship with you. Welcome aboard!

                                               Sincerely,



                                               Gian M. Fulgoni
                                               Co-CEO





Accepted this 26th day of April, 1995



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       Gary M. Hill